Exhibit 99.1
(INTEGRYS ENERGY GROUP, INC. LETTERHEAD)

NEWS RELEASE

For Immediate Release:	For more information, contact:
August 17, 2007	Steven P. Eschbach
Vice President – Investor Relations
(312) 228-5408

Integrys Energy Group Signs Agreement to Sell
Oil and Natural Gas Production Subsidiary

Chicago, IL – Integrys Energy Group, Inc., (NYSE: TEG) today announced that it had reached a definitive agreement to sell its oil and natural gas production subsidiary, based in Houston, TX, to a subsidiary of El Paso Corporation (NYSE: EP).  Integrys had previously announced its intention to sell the production company before the end of 2007.

The Board of Directors of the respective companies have approved the transaction, which is subject to normal and customary conditions to closing, including buyer’s completion of title and environmental due diligence.  The parties expect to close the sale on or about September 30, 2007.

The gross purchase price is approximately $875 million.

“This transaction is consistent with our asset management strategy to sell non-core assets that we expect will lower our business risk profile,” said Steven P. Eschbach, Integrys Energy Group’s Vice President – Investor Relations.  “We expect the net after-tax proceeds of about $600 million to $650 million will be used to significantly reduce our short-term debt and strengthen our balance sheet.”

JP Morgan acted as exclusive advisor to Integrys Energy Group on this transaction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,” “expect,” “intend” and other similar words. Forward-looking statements are beyond the ability of Integrys Energy Group to control and, in many cases, Integrys Energy Group cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Please see Integrys Energy Group’s periodic reports filed with the Securities and Exchange Commission (including its 10-K and 10-Qs) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.

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                  Media Hotline: 800-977-2250  –  NYSE: TEG

Integrys Signs Agreement to Sell Oil and Natural Gas Subsidiary

August 17, 2007

About Integrys Energy Group, Inc.
Integrys Energy Group, Inc. (NYSE: TEG), headquartered in Chicago, Illinois, is a holding company for energy-related subsidiaries which includes regulated utilities and nonregulated subsidiaries.

The six regulated utilities consist of:
-	The Peoples Gas Light and Coke Company is a natural gas utility serving approximately 840,000 customers in the City of Chicago.
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Wisconsin Public Service Corporation is a electric and natural gas utility serving approximately 429,000 electric customers and 312,000 natural gas customers in northeastern Wisconsin and an adjacent portion of Michigan's Upper Peninsula.

-	Minnesota Energy Resources Corporation is a natural gas utility serving approximately 207,000 customers throughout Minnesota.
-	Michigan Gas Utilities Corporation is a natural gas utility serving approximately 166,000 customers in lower Michigan.
-	North Shore Gas Company is a natural gas utility serving approximately 158,000 customers in the northern suburbs of Chicago.
-	Upper Peninsula Power Company is an electric utility that serves approximately 52,000 customers in Michigan's Upper Peninsula.

The nonregulated subsidiaries include:
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Integrys Energy Services, Inc., is a diversified nonregulated energy supply and services company serving commercial, industrial and wholesale customers and aggregated groups of residential customers. Its principal market is the northeast quadrant of the United States and adjacent portions of Canada. Its principal operations are in Colorado, Illinois, Maine, Michigan, New York, Ohio, Texas, Virginia, and Wisconsin in the United States and Alberta, Ontario, and Quebec in Canada. Integrys Energy Services also owns and operates nonregulated electric generation facilities.

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Peoples Energy Production Company is primarily engaged in the acquisition and development of proven onshore natural gas reserves with upside potential in a limited number of strategic supply basins. Value is then added through drilling programs, production enhancements and reservoir optimization.

More information about Integrys Energy Group, Inc., is available online at www.integrysgroup.com.